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EXHIBIT 5.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

December 10, 2004

iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036

Dear Sirs:

        We have acted as counsel to iStar Financial Inc. (the "Company") in connection with the Company's offer to exchange iStar Financial Inc. 5.70% Series B Senior Notes due 2014 (the "iStar Notes") for outstanding TriNet Corporate Realty Trust, Inc. 7.70% Notes due 2017 (the "TriNet Notes") and the Company's solicitation of consents in connection with proposed amendments to the indenture governing the TriNet Notes. The exchange offer and consent solicitation are being made pursuant to a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended. In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization and issuance of the iStar Notes and the TriNet Notes.

        Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that when issued in exchange for a like principal amount of TriNet Notes in the manner contemplated by the Registration Statement, the iStar Notes will have been legally issued and will be binding obligations of the Company.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the prospectus that is a part of the Registration Statement.

Very truly yours,

/s/ Clifford Chance US LLP

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  EXHIBIT 5.1
[LETTERHEAD OF CLIFFORD CHANCE US LLP]